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 +--------+                         U.S. SECURITIES AND EXCHANGE COMMISSION
 | FORM 4 |                                      WASHINGTON, D.C. 20549
 +--------+
 [_] Check this box if
     no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     to Section 16.
     Form 4 or Form 5        Filed pursuant to Section 16(a) of the Securities
     obligations may         Exchange Act of 1934, Section 17(a) of the
     continue. See           Public Utility Holding Company Act of 1935 or
     Instruction 1(b)        Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
        Stark,                     Stevan                             R.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                  c/o Laboratory Corporation of America
                         430 South Spring Street
--------------------------------------------------------------------------------
                                   (Street)

     Burlington                   North Carolina                      27215
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)
--------------------------------------------------------------------------------
2.  Issuer Name and Ticker or Trading Symbol

Laboratory Corporation of America Holdings("LH")
--------------------------------------------------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
               ---------------------------
4.  Statement for Month/Year     March 2002
                            ----------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director             ___ 10% Owner  (give title below)

     X  Officer              ___ Other (specify below)
    ---
        Executive Vice President
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
     X   Form filed by One Reporting Person
    ---
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           3/15/02    F          V    9,300         D        $90.90       71,016.3570              D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
    cisable and       Underlying Securities        of          of Deriv-        ship          ture
    Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
    Date                                           ative       Secur-           of De-        direct
    (Month/Day/                                    Secur-      ities            rivative      Bene-
    Year)                                          ity         Bene-            Securities    ficial
                                                   (Instr.     ficially         Bene-         Owner-
  --------------------------------------------     5)          Owned            ficially      ship
  Date     Expira-              Amount or                      at End           Owned at      (Instr.
  Exer-    tion         Title   Number of                      of               End of        4)
  cisable  Date                 Shares                         Month            Month(1)
                                                               (Instr. 4)       (Instr. 4)
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

Explanation of Responses:




            /s/ Bradford T. Smith
            -------------------------------
            **Signature of Reporting Person                   April 8, 2002
            Bradford T. Smith,  Attorney-in-Fact for          -------------
                                                                  Date
            Stevan R. Stark




Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.

          * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

         ** Intentional misstatements or omissions of facts constitute Federal
            Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure